UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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Consolidated-Tomoka Land Co.
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On April 29, 2009, Consolidated-Tomoka Land Co. provided the following memo to Risk Metrics.

To:	RiskMetrics Group
From:	William H. McMunn, Chairman & CEO
Re:	Response to Wintergreen Presentation
Date:	April 29, 2009

We want to thank you again for taking the time to speak with us last Friday regarding our pending proxy contest with Wintergreen Advisers.  At the time we spoke, we had not had a chance to review the PowerPoint Presentation that was filed by Wintergreen for use in its call with RiskMetrics Group.  Having reviewed the document over the weekend, we want to share a number of comments with you responding to the significant number of inaccuracies and distortions that exist in that presentation.

CATEGORY	WINTERGREEN FICTION	FACT
Income Property Returns	Wintergreen states that the pre-tax return on CTO’s income properties is 7.7%. (Slide 3)	Wintergreen’s calculation leaves out the 1031 tax benefit which, when included, provides for an effective pre-tax return of 12.5%.
“Independence” of Wintergreen nominees	Wintergreen claims that its directors candidates are “all completely independent” from Wintergreen. (Slides 4, 29 & 30)
Despite the fact that Wintergreen claims its nominees are all “entirely independent,” the director candidates that Wintergreen has nominated now and in the past have relationships with each other and/or with Wintergreen.  Of the eight nominees to the Board by Wintergreen over the last three years, three of the nominees served together on the Board of Florida East Coast Industries, a company in which Franklin Mutual Advisers, LLC, was the largest shareholder while David Winters was the CEO and CIO.  Apparently these “overlapping connections” are not a problem for Wintergreen nominees.

CTO Director Independence
Wintergreen uses vague innuendo regarding “overlapping connections” to imply a “guilt by association” among CTO’s Directors without actually citing any specific alleged impropriety by any Director.  (Slide 7 and Pages 2 and 3 of Wintergreen’s fight letter )

The attached memo dated April 24, 2009, includes a point-by-point response to each connection, most of which had been previously provided to Wintergreen in correspondence that was filed with the SEC.  CTO directors have at all times acted in the best interest of the Company and all of its shareholders and any potential conflicts are handled accordingly through the Code of Business Conduct and Ethics.

CTO Executive Committee
Wintergreen states that CTO’s Executive Committee is “empowered to enter into land sales and income property transactions without the approval of the rest of the Board of Directors,” and that “there is “no upper limit to the size of land sales or income property transactions McMunn and the Executive Committee can approve” and that “every acre of land and every income property could be sold without the approval of the full Board of Directors.”
(Slide 12)

The Executive Committee Charter specifically states that “the Committee generally will have all of the authority of the Board in the transaction of such routine, non-material business of the Company as, in the judgment of the Committee, may require action before the next regular meeting of the Board.”  The Executive Committee has never taken action on a land sale or income property purchase without the specific authorization from the full Board.

CTO Executive Bonus Program	Wintergreen states that the Board “approved a revised annual executive bonus criteria, which uses ‘hypothetical earnings’ as the basis for executive bonuses.” (Slide 17)
Wintergreen’s statement is false.  The CTO executive bonus plan is based upon actual Earnings Per Share (the metric most closely related to shareholder value) in a given year plus a one-time credit equal to market value in excess of cost for the raw land component of any Board-approved self development projects.

Wintergreen criticizes the Company’s bonus plan for being “retroactive” to 2008. (Slide 17)
The Compensation Committee did not award any cash bonuses to CTO’s three senior officers for 2008 performance.

The formula for the cash bonus plan, which was approved in early 2009, was developed in direct response to a request from Wintergreen in its letter dated January 21, 2008 and James Jordan, former CTO Board member who was proposed by Wintergreen.  In January 2008, the Compensation Committee elected to develop a modified cash compensation plan that when completed and adopted would be effective for year 2008 forward.

Wintergreen states “The review of the Criteria by the Board, of which [Bill] McMunn serves as Chairperson, means that, in effect, McMunn is reviewing his own compensation.” (Slide 17)
The Compensation Committee of the Board, which consists entirely of independent directors, has  responsibility for the review and approval of compensation decisions.  Mr. McMunn has no role  in the approval of his compensation.

Board Size	Wintergreen proposes to cap the size of the CTO Board at a maximum of eleven members. (Slide 19)	We find this proposal to be very self-serving since in early 2008, Wintergreen specifically requested that CTO increase the size of its Board to twelve members to accommodate Wintergreen nominees.
Wintergreen suggests that the Board’s decision to increase its size from nine to eleven members is an act of “entrenchment.” (Slide 19)
This was not an act of entrenchment.  The two newly nominated candidates to the Board were proposed by Wintergreen and were included on the Board-endorsed slate in direct response to Wintergreen’s request.

Compensation Review	Wintergreen states that CTO “chose to ignore the recommendation” of a Towers Perrin compensation study and that it spent “undisclosed amounts of shareholder money on these services.” (Slide 20)
The Compensation Committee spent $44,000 on the Towers Perrin study, an amount that would not typically be disclosed because it is not material. Towers Perrin was retained to provide a series of services to the Compensation Committee. The Compensation Committee accepted those recommendations that were appropriate and chose not to act on certain recommendations that it deemed to be inappropriate.

Stock Option Plan	Wintergreen criticizes the company’s stock option plan as being bad for shareholders.
There are no shares remaining for grants under the current 2001 Stock Option Plan.  The plans were approved by an overwhelming number of the voting shareholders each time they were submitted for approval in 1990 and 2001.  Any new equity compensation plan  will be presented to shareholders for approval in the future.

Wintergreen Nominees	Wintergreen believes that its nominees possess the experience and backgrounds that will benefit the Company. (Slides 22-24)
In its current proxy statement and other solicitation materials, Wintergreen has omitted any reference to Dianne Neal’s service on the Board of Directors and the Audit Committee of LandAmerica Financial Group (this information was included in Wintergreen’s  initial nomination).  In December of 2008, LandAmerica filed for bankruptcy. LandAmerica and its Board has since been the subject of shareholder lawsuits.

Wintergreen states that Francis O’Connor’s “in-depth knowledge of finance and risk management will aid CTO’s Board,” yet Mr. O’Connor has apparently never held a senior management position, never served on a public board and has no experience in the real estate industry.

Wintergreen states that Allen Harper’s experience will provide the Board and management with “invaluable input,” but Mr. Harper’s experience includes being an officer or member of entities that have filed for bankruptcy, only one of which is indicated in Wintergreen’s proxy statement.

CTO Business Strategy	Wintergreen states that it “has never received a lucid explanation of the underlying logic of this strategy.” (Slide 27)
CTO has clearly and consistently articulated its strategy and the rationale for that strategy in every single annual report since the strategy was adopted in 1999 and explained further in conversations and communications with Wintergreen.

LPGA Golf Operations	Wintergreen states that “the board’s seeming lack of concern for the oversight of this money-losing operation is a dereliction of its fiduciary duty.” (Slide 28)
The development of the golf course and clubhouse was essential to the long-term marketability of CTO’s agricultural land holdings on the west side of Daytona Beach.  Following development of the golf course and clubhouse, the value of CTO’s surrounding real estate significantly rose in value, and has accelerated the development of residential communities, retail, and other commercial projects.  The Company is working diligently to make golf operations profitable on a stand-alone basis as the residential housing grows, but the fact is that the Company’s investment in its LPGA golf operations has paid for itself many times over through the increased value and sale of the nearby  land.